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                                                                    EXHIBIT 99.6

                               AMENDMENT NO. 1 TO
                          STOCKHOLDER OPTION AGREEMENT

         This AMENDMENT NO. 1 (this "Amendment"), effective as of April 9, 2001, to the Stockholder Option Agreement (the "Option Agreement"), dated January 10, 2001, by and between United Parcel Service, Inc., a Delaware corporation (the "Holder"), and Lynn C. Fritz, an individual resident of the State of California (the "Stockholder"), is made and entered into by and between the Holder and the Stockholder.

                                WITNESSETH THAT:

         WHEREAS, the Lynn C. Fritz 1999 Grantor Retained Annuity Trust, a trust created under the laws of the State of California (the "GRAT"), must by its terms pay annuities (the "Annuities") to Stockholder no later than April 15, 2001 and July 15, 2001;

         WHEREAS, the GRAT desires to pay the Annuities in shares of Common Stock (as defined in the Option Agreement);

         WHEREAS, the GRAT desires to sell to the Stockholder all shares of Common Stock held by it and not required for the payment of the Annuities; and

         WHEREAS, the Holder and the Stockholder desire to enter into this Amendment to amend certain terms and conditions of the Option Agreement;

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and in the Option Agreement, the parties do hereby agree to amend the Option Agreement as follows:

         1. Amendment of Section 14. Section 14 of the Option Agreement is hereby amended by deleting such Section 14 in its entirety and replacing it with the following:

         "14.     Covered Shares. For all purposes of this Agreement, the Shares shall include (i) any securities for cash or other property issued or exchanged with respect to such Shares upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, dividend in cash or stock or other property, split-up or combination of the securities of Company, or any other change in its capital structure, (ii) all Shares of Common Stock issued to the Stockholder after the date hereof pursuant to the exercise by the Stockholder of stock options, (iii) all Shares of Common Stock distributed to the Stockholder by the Lynn C. Fritz 1999 Grantor Retained Annuity Trust, a trust created under the laws of the State of California (the "Trust"), as payment of an annuity required to be made by each of April 15, 2001 and July 15, 2001 (collectively, the "Annuities"), and (iv) all Shares of Common Stock acquired by the Stockholder from the Trust."

         2. Headings. The section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.


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         3.       Governing Law. This Amendment shall be governed by and
construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws principles thereof.

         4. Counterparts. This Amendment may be executed in one or more counterparts, all of which together shall constitute a single agreement.

         5. Effect of Amendment. Except as set forth herein, the Option Agreement remains in full force and effect and unmodified.


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         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

                                   LYNN C. FRITZ

                                   /s/ Lynn C. Fritz
                                   ------------------------------------------



                                   UNITED PARCEL SERVICE, INC.


                                   By: /s/ Thomas W. Delbrook
                                      ---------------------------------------
                                         Thomas W. Delbrook
                                         Assistant Treasurer


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